Exhibit 99.1

For Immediate Release: April 20, 2015

Bridge Capital Holdings Reports Financial Results

For the First Quarter Ended

March 31, 2015

Conference Call and Webcast Scheduled for Monday, April 20, 2015 at

5:00 p.m. Eastern Time

San Jose, CA – April 20, 2015 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the first quarter ended March 31, 2015.

The Company reported net income of $3.9 million for the three months ended March 31, 2015, representing a decrease of $273,000, or 7%, from $4.2 million for the quarter ended December 31, 2014, and representing an increase of $198,000, or 5%, from net income of $3.7 million for the same period one year ago.

For the quarter ended March 31, 2015, the Company reported earnings per diluted share of $0.25, compared with $0.27 for the quarter ended December 31, 2014, and $0.24 for the quarter ended March 31, 2014.

For the quarter ended March 31, 2015, the Company’s return on average assets and return on average equity were 0.86% and 8.28%, respectively, and compared to 0.94% and 9.00%, respectively, for the quarter ended December 31, 2014 and 0.97% and 9.09%, respectively, for the same period in 2014.

For the quarter ended March 31, 2015, the Company incurred merger related expenses associated with its pending acquisition by Western Alliance Bancorporation of $1.2 million. Excluding merger related expenses, adjusted net income for the quarter ended March 31, 2015 was $4.8 million and adjusted earnings per diluted share were $0.31. The Company’s adjusted returns on average assets and average equity for the quarter ended March 31, 2015 were 1.06% and 10.14%, respectively.

“Although the first quarter is typically a seasonally slow period for the Bank, we continued to experience very strong balance sheet growth driven by healthy economic activity in our core markets and our effective marketing and new business development efforts,” said Daniel P. Myers, president and chief executive officer of Bridge Bank, N.A. and Bridge Capital Holdings. “Our commercial loan portfolio increased at a 29% annualized rate during the first quarter, and we had meaningful contributions from all of our regional offices and lending groups, including technology, corporate banking, and our energy and infrastructure group. We also had a strong improvement in our net interest margin after the unusually low margin that we experienced last quarter. The combination of our strong balance sheet growth and higher net interest margin generated significant improvement in our core earnings power, excluding merger-related expenses.

“We are working diligently towards the completion of our proposed merger with Western Alliance Bancorp. We believe that Western Alliance is an excellent merger partner that will provide additional resources to continue growing the Bridge Bank brand and enhancing our position as a premier business bank serving the innovation and technology sectors,” said Mr. Myers.

First Quarter Highlights

•	Loan growth continued to be strong, primarily in the commercial lending portfolio. Gross loans reached $1.36 billion at March 31, 2015, representing an increase of $46.8 million, or 4%, compared to gross loans of $1.31 billion at December 31, 2014. Average loan balances increased by $105.7 million, or 9%, to $1.33 billion for the first quarter of 2015, compared to $1.22 billion for the quarter ending December 31, 2014.

•	Total assets grew to $1.88 billion at March 31, 2015, with loans comprising 75% of the average earning asset mix. Total deposits were $1.65 billion at March 31, 2015, which included demand deposits of $1.15 billion.

•	Allowance for credit losses represented 1.66% of total gross loans and 164.76% of nonperforming loans at March 31, 2015, compared to 1.70% of total gross loans and 284.03% of nonperforming loans at December 31, 2014. There was no provision for credit losses in the first quarter of 2015. Net recoveries were $260,000 for the period ended March 31, 2015, compared to net charge-offs of $134,000 for the quarter ended December 31, 2014.

•	Nonperforming assets increased by $5.8 million to $13.7 million, or 0.73% of total assets, at March 31, 2015, compared to $7.9 million, or 0.43% of total assets, at December 31, 2014.

•	Total revenue of $24.2 million for the first quarter of 2015 represented an increase of $2.5 million, or 11%, from the prior quarter. Net interest income of $20.9 million for the first quarter of 2015 compared to $18.9 million for the fourth quarter of 2014. Non-interest income of $3.3 million for the first quarter of 2015 compared to $2.9 million for the fourth quarter of 2014.

•	Net interest margin increased to 4.79% for the quarter ended March 31, 2015, compared to 4.39% for the fourth quarter of 2014.

•	Capital ratios remained strong and continued to support the Company’s growth. Total Risk-Based Capital Ratio was 12.78%, Tier I Capital Ratio was 11.58%, and Tier I Leverage Ratio was 11.14% at March 31, 2015.

Net Interest Income and Margin

Net interest income of $20.9 million for the quarter ended March 31, 2015 represented an increase of $2.0 million, or 11%, compared to $18.9 million for the quarter ended December 31, 2014, and an increase of $2.9 million, or 16%, compared to $18.0 million for the quarter ended March 31, 2014. The increase in net interest income from the prior quarter was primarily attributable to an increase in average earning assets as a result of loan growth, and a higher level of loan related fees. The increase in net interest income from the same period in the prior year was primarily attributable to an increase in average earning assets as a result of loan growth, partially offset by a slightly lower level of loan related fees. Loan fee amortization for the quarter ended March 31, 2015 was $2.7 million, compared to $2.2 million for the quarter ended December 31, 2014, and $2.8 million for the quarter ended March 31, 2014.

Total loan yields for the quarters ended March 31, 2015, December 31, 2014, and March 31, 2014 were 5.98%, 5.69%, and 6.38%, respectively. The weighted average contractual rate on loans, excluding fees, increased to 5.15% for the first quarter of 2015 compared to 4.97% the fourth quarter of 2014 and 5.34% for the same period one year ago. Loan fees comprised 83 basis points of the total loan yield for the first quarter of 2015, compared to 72 basis points and 104 basis points for the fourth and first quarters of 2014, respectively.

The Company’s net interest margin for the quarter ended March 31, 2015 was 4.79%, compared to 4.39% for the quarter ended December 31, 2014, and 4.91% for the same period one year earlier. The increase in net interest margin compared to the prior quarter ended December 30, 2014 was primarily due to a higher level of loan related fees, combined with a more favorable balance sheet mix. The decrease in net interest margin compared to the quarter ended March 31, 2014 was primarily due to a lower level of loan related fees, offset in part by an increase in average earning assets.

The impact on the net interest margin from expansion of contractual rates experienced in the loan portfolio for the three months ended March 31, 2015 compared to the prior quarter was 30 basis points. Compared to the same period one year earlier, the impact from compression of contractual rates experienced in the loan portfolio was 3 basis points.

The impact on the net interest margin from increased loan fees for the three months ended March 31, 2015 compared to the prior quarter was 10 basis points. Compared to the same period one year earlier, the impact on the net interest margin from decreased loan fees was 14 basis points.

The Company’s loan-to-deposit ratio, a measure of leverage, averaged 83.6% during the three months ended March 31, 2015, compared to an average of 79.0% for the quarter ended December 31, 2014, and an average of 81.1% for the same period of 2014.

Non-Interest Income

The Company’s non-interest income for the quarters ended March 31, 2015, December 31, 2014, and March 31, 2014 was $3.3 million, $2.9 million, and $2.7 million, respectively.

The increases in non-interest income of $420,000 and $525,000 million during the first quarter of 2015 compared to the fourth quarter of 2014 and the first quarter of 2014, respectively, was primarily attributed to an increase in gains on sales of securities. For the quarter ended March 31, 2015, the Company recorded gains on sales of securities of $306,000, compared to gains on sales of securities of $5,000 for the period ended December 31, 2014. There were no gains on sales of securities for the period ended March 31, 2014. The company recognized international fee income during the quarter ended March 31, 2015 of $841,000, compared to $789,000 in the prior quarter, and $761,000 during the same period last year. Service charges on deposits were $1.0 million during the first quarter of 2015 and fourth quarter of 2014, compared to $916,000 during the same period one year earlier. Visa interchange/fee income increased to $401,000 during the quarter ended March 31, 2015, from $386,000 for the prior quarter, and $299,000 for the same period one year earlier. Additionally, $195,000 in gains on sale of SBA loans was recognized during the first quarter of 2015, compared to $165,000 during the prior quarter and $213,000 for the same period during the prior year. Finally, the Company recognized $189,000 in SBA loan servicing income during the current quarter, compared to $176,000 during the prior quarter and $142,000 for the same period in 2014.

Net interest income and non-interest income comprised total revenue of $24.2 million for the three months ended March 31, 2015, compared to $21.7 million for the three months ended December 31, 2014 and $20.8 million for the same period one year earlier.

Non-Interest Expense

Non-interest expense was $17.3 million for the quarter ended March 31, 2015, and included $1.2 million of merger related expense, compared to $14.5 million for the quarter ended December 31, 2014, and $14.0 million for the quarter ended March 31, 2014. Overall, the trend in non-interest expense (excluding merger related costs) continues to reflect the Company’s investments in new initiatives and personnel to support growth.

Salary and benefits expense for the quarter ended March 31, 2015 was $10.6 million, compared to $9.5 million and $9.0 million for the quarters ended December 31, 2014 and March 31, 2014, respectively. The increase in salary and benefits expense for the first quarter of 2015 compared to the prior quarter was primarily due to lower incentive compensation accruals during the fourth quarter of 2014. The increase in salary and benefits expense from the current quarter compared to the same period in the prior year was primarily due to an increase in headcount to support growth and new initiatives, combined with annual salary increases necessary to remain competitive in the Company’s core markets. As of March 31, 2015 and December 31, 2014, the Company employed 262 and 260 full-time equivalents (FTE), respectively, compared to 235 FTE at March 31, 2014.

Marketing expense for the quarter ended March 31, 2015 was $567,000, compared to $670,000 and $619,000 for the quarters ended December 31, 2014 and March 31, 2014, respectively. Over the past several years, the Company increased marketing investments to raise the level of its brand visibility, and the rising trend of these expenses has leveled off in the current quarter. To leverage the increased brand visibility, the Company will continue to fund marketing and sales initiatives to accelerate demand for its customized banking solutions.

“Other real estate owned” and loan-related charges were $384,000 for the quarter ended March 31, 2015, compared to $309,000 and $194,000 for the quarters ended December 31, 2014 and March 31, 2014, respectively. The increase in charges from prior quarter and prior year is primarily related to the ongoing resolution of the increased non-performing credit portfolio during the current quarter.

Regulatory assessments related to FDIC insurance for deposit balances totaled $333,000 for the quarter ended March 31, 2015, compared to $250,000 for the quarter ended December 31, 2014 and $351,000 for the same period one year ago. Regulatory assessments fluctuate depending on asset size and other factors, including credit quality.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 71.61%, 66.66%, and 67.64% for the quarters ended March 31, 2015, December 31, 2014, and March 31, 2014, respectively. For the quarter ended March 31, 2015, the Company’s adjusted efficiency ratio, net of merger related expenses, was 66.69%.

Balance Sheet

Bridge Capital Holdings reported total assets at March 31, 2015 of $1.88 billion, compared to $1.81 billion at December 31, 2014 and $1.62 billion on the same date one year ago. The increase in total assets of $68.1 million, or 4%, from December 31, 2014 was driven by increases in the loan portfolio and federal funds sold. The increase in total assets of $265.8 million, or 16%, from March 31, 2014 was driven by increases in the loan portfolio and investment securities.

The Company reported total gross loans outstanding at March 31, 2015 of $1.36 billion, which represented an increase of $46.8 million, or 4%, over $1.31 billion at December 31, 2014, and an increase of $213.4 million, or 19%, over $1.14 billion at March 31, 2014. The increase in total gross loans from December 31, 2014 was primarily in the commercial loan portfolio, slightly offset by reductions in factoring and asset-based loans. The increase in loans from March 31, 2014 was broad-based throughout the portfolio, with the most significant growth reflected in the commercial lending portfolio, partially offset by a decrease in factoring and asset-based loans.

The Company’s total deposits were $1.66 billion as of March 31, 2015, which represented an increase of $106.3 million, or 7%, compared to $1.55 billion at December 31, 2014 and an increase of $239.9 million, or 17%, compared to $1.42 billion at March 31, 2014. The increase in deposits from December 31, 2014 was generally reflected in all product types with a modest reduction in interest-bearing demand deposit accounts. The increase in deposits from March 31, 2014 was also broad-based with a slight reduction in time deposits.

Demand deposits represented 69.3% of total deposits at March 31, 2015, compared to 68.9% at December 31, 2014 and 69.9% for the same period one year ago. Core deposits represented 97.8%, 97.9%, and 97.0% of total deposits at March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

Credit Quality

Nonperforming assets were $13.7 million, or 0.73% of total assets, as of March 31, 2015, compared to $7.9 million, or 0.43% of total assets, as of December 31, 2014, and $11.9 million, or 0.73% of total assets, at March 31, 2014. The nonperforming assets at March 31, 2015 consisted of loans on nonaccrual or 90 days or more past due totaling $13.7 million and OREO valued at $22,000.

Nonperforming loans at March 31, 2015 were comprised of loans with legal contractual balances totaling approximately $16.3 million reduced by $422,000 received in non-accrual interest and by impairment charges of $2.2 million which have been charged against the allowance for credit losses.

Nonperforming loans were $13.7 million, or 1.01% of total gross loans, as of March 31, 2015, compared to $7.9 million, or 0.60% of total gross loans, as of December 31, 2014, and $11.8 million, or 1.03% of total gross loans, at March 31, 2014. The increase in nonperforming loans was primarily attributable to one client relationship with both commercial and asset-based credits outstanding.

The carrying value of OREO was $22,000 as of March 31, 2015, compared to $23,000 as of December 31, 2014 and March 31, 2014.

The allowance for loan losses was $22.6 million, or 1.66% of total loans, at March 31, 2015, compared to $22.3 million, or 1.70% of total loans, at December 31, 2014, and $22.7 million, or 1.98% of total loans, at March 31, 2014. There was no provision for credit losses during the current quarter or prior quarter, compared to $500,000 for the quarter ended March 31, 2014.

The Company charged-off $93,000 in loan balances during the three months ended March 31, 2015, compared to $232,000 charged-off during the three months ended December 31, 2014, and $465,000 charged-off during the three months ended March 31, 2014.

During the three months ended March 31, 2015, the Company recognized $353,000 in loan recoveries compared to $98,000 and $686,000, respectively, in loan recoveries for the three months ended December 31, 2014 and March 31, 2014.

Capital Adequacy

The Company’s capital ratios at March 31, 2015 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 12.78%, a Tier I Risk-Based Capital Ratio of 11.58%, and a Tier I Leverage Ratio of 11.14%. Additionally, the Company’s tangible common equity ratio at March 31, 2015 was 10.23% and book value per common share was $12.08, representing an increase of $0.37, or 3.2%, from $11.72 at December 31, 2014 and an increase of $1.50, or 14.2%, from $10.58 at March 31, 2014.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 866-235-9918 from the United States, or 412-902-4104 from outside the United States and asking to be joined to the “Bridge Capital Holdings” conference call. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's website at www.bridgebank.com.

A telephone replay will be available through April 27, 2015, by dialing 877-344-7529 from the United States, or 412-317-0088 from outside the United States, and entering access code 10064085. A webcast replay will be available for at least 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Recognized by The Findley Reports as a Super Premium Performing Bank, and designated "Superior" by BauerFinancial and IDC, Bridge Bank is a full-service professional business bank, and preferred SBA lender, founded in the highly competitive climate of Silicon Valley in 2001. From the very beginning, our goal has been to offer small-market and middle-market businesses from across many industries a better way to bank. We provide a surprisingly broad range of financial solutions, enabling us to meet our clients' varied needs across all stages — from inception to IPO and beyond. It's how we go about doing so that differentiates us from our competition. Bridge Bank's product offering includes growth capital, equipment and working capital credit facilities and treasury management solutions, along with a full line of international products and services and financing secured by domestic, government and foreign receivables. Learn more at the new www.bridgebank.com. Follow us on Twitter @BridgeBank.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

- Financial Tables Follow -

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands)

	Three months ended
	03/31/15	12/31/14	03/31/14

INTEREST INCOME
Loans	$19,596	$17,549	$17,047
Federal funds sold	73	109	78
Investment securities	1,792	1,779	1,502
Other	-	-	-
Total interest income	21,461	19,437	18,627

INTEREST EXPENSE
Deposits	259	263	338
Other	255	271	269
Total interest expense	514	534	607

Net interest income	20,947	18,903	18,020
Provision for credit losses	-	-	500
Net interest income after provision for credit losses	20,947	18,903	17,520

NON-INTEREST INCOME
Service charges on deposit accounts	995	1,002	916
International Fee Income	841	789	761
Gain on sale of SBA loans	195	165	213
Other non-interest income	1,242	897	858
Total non-interest income	3,273	2,853	2,748

OPERATING EXPENSES
Salaries and benefits	10,620	9,456	9,015
Premises and fixed assets	1,272	1,268	1,238
Merger related expenses	1,191	-	-
Other	4,261	3,778	3,794
Total operating expenses	17,344	14,502	14,047

Income before income taxes	6,876	7,254	6,221
Income tax expense	2,962	3,067	2,505

NET INCOME	$3,914	$4,187	$3,716

EARNINGS PER SHARE
Basic earnings per share	$0.26	$0.28	$0.25
Diluted earnings per share	$0.25	$0.27	$0.24
Average common shares outstanding	14,900,669	14,837,845	14,646,573
Average common and equivalent shares outstanding	15,643,440	15,624,527	15,462,648

PERFORMANCE MEASURES
Return on average assets	0.86%	0.94%	0.97%
Return on average equity	8.28%	9.00%	9.09%
Efficiency ratio	71.61%	66.66%	67.64%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

CONTINUED

(Dollars in Thousands)

GAAP RECONCILATIONS

For periods presented below, adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures derived from GAAP based amounts. We calculate these figures by excluding merger related expenses in period results. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three months ended
	03/31/15	12/31/14	03/31/14

ADJUSTED NET INCOME
Net income	$3,914	$4,187	$3,716
Plus merger related expenses, net of tax	879	-	-
Adjusted net income	$4,793	$4,187	$3,716

ADJUSTED DILUTED EARNINGS PER SHARE
Diluted earnings per share	$0.25	$0.27	$0.24
Plus merger related expenses, net of tax	0.06	-	-
Adjusted diluted earnings per share	$0.31	$0.27	$0.24

ADJUSTED PERFORMANCE MEASURES
Adjusted return on average assets	1.06%	0.94%	0.97%
Adjusted return on average equity	10.14%	9.00%	9.09%
Efficiency ratio	66.69%	66.66%	67.64%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	03/31/15	12/31/14	09/30/14	06/30/14	03/31/14

ASSETS
Cash and due from banks	$29,969	$21,950	$31,921	$33,796	$30,799
Federal funds sold	121,028	75,420	146,675	82,635	123,724
Interest-bearing deposits	326	326	326	326	326
Investment securities	332,587	365,165	319,201	295,205	281,527
Loans:
Commercial	843,096	785,360	712,113	664,806	628,190
SBA	125,075	124,180	113,146	116,862	117,967
Real estate construction	65,380	71,673	78,445	70,232	62,360
Land and land development	14,536	15,890	15,659	16,658	13,554
Real estate other	146,597	139,624	134,463	130,000	129,447
Factoring and asset-based lending	156,806	167,513	162,198	176,101	187,319
Other	6,625	7,073	3,720	6,146	5,923
Loans, gross	1,358,115	1,311,313	1,219,744	1,180,805	1,144,760
Unearned fee income	(5,662)	(5,644)	(4,211)	(3,845)	(4,701)
Allowance for credit losses	(22,565)	(22,305)	(22,439)	(23,116)	(22,665)
Loans, net	1,329,888	1,283,364	1,193,094	1,153,844	1,117,394
Premises and equipment, net	2,362	2,504	3,697	3,587	2,850
Accrued interest receivable	5,178	4,989	5,236	4,323	4,390
Other assets	60,861	60,404	59,957	53,457	55,428
Total assets	$1,882,199	$1,814,122	$1,760,107	$1,627,173	$1,616,438

LIABILITIES
Deposits:
Demand noninterest-bearing	$1,132,231	$1,051,357	$1,055,815	$970,941	$981,406
Demand interest-bearing	14,362	15,492	13,886	8,373	8,404
Money market and savings	472,475	450,873	437,432	410,565	384,364
Time	36,777	31,823	32,065	33,833	41,782
Total deposits	1,655,845	1,549,545	1,539,198	1,423,712	1,415,956

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	40,000	-	-	-
Accrued interest payable	9	8	7	8	9
Other liabilities	16,194	19,935	21,870	12,521	15,189
Total liabilities	1,689,575	1,627,015	1,578,602	1,453,768	1,448,681

SHAREHOLDERS' EQUITY
Common stock	117,732	117,321	116,525	114,053	113,081
Retained earnings	73,460	69,547	65,360	59,929	55,662
Accumulated other comprehensive income /(loss)	1,432	239	(380)	(577)	(986)
Total shareholders' equity	192,624	187,107	181,505	173,405	167,757
Total liabilities and shareholders' equity	$1,882,199	$1,814,122	$1,760,107	$1,627,173	$1,616,438

CAPITAL ADEQUACY
Tier I leverage ratio	11.14%	11.24%	11.69%	11.74%	11.71%
Tier I risk-based capital ratio	11.58%	12.66%	13.12%	12.74%	12.51%
Total risk-based capital ratio	12.78%	13.91%	14.37%	14.00%	13.76%
Total equity/ total assets	10.23%	10.31%	10.31%	10.66%	10.38%
Book value per common share	$12.08	$11.72	$11.33	$10.93	$10.58

Outstanding shares	15,940,819	15,970,506	16,026,119	15,868,525	15,854,180

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended March 31,
	2015			2014
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,329,896	5.98%	$19,596	$1,082,993	6.38%	$17,047
Federal funds sold	86,095	0.34%	73	113,062	0.28%	78
Investment securities	358,411	2.03%	1,792	292,594	2.08%	1,502
Other	325	0.00%	-	326	0.00%	-
Total interest earning assets	1,774,727	4.90%	21,461	1,488,975	5.07%	18,627

Noninterest-earning assets:
Cash and due from banks	27,394			26,549
All other assets (3)	38,989			31,504
TOTAL	$1,841,110			$1,547,028

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$16,110	0.03%	$1	$8,568	0.05%	$1
Money market and savings	456,899	0.18%	208	388,723	0.29%	277
Time	35,279	0.57%	50	43,416	0.56%	60
Other	40,082	2.58%	255	27,805	3.92%	269
Total interest-bearing liabilities	548,370	0.38%	514	468,512	0.53%	607

Noninterest-bearing liabilities:
Demand deposits	1,082,608			895,265
Accrued expenses and other liabilities	18,459			17,439
Shareholders' equity	191,673			165,812
TOTAL	$1,841,110			$1,547,028

Net interest income and margin		4.79%	$20,947		4.91%	$18,020

(1)	Loan fee amortization of $2.7 million and $2.8 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $22.4 million and $22.5 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended March 31,			Three months ended December 31,
	2015			2014
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,329,896	5.98%	$19,596	$1,224,241	5.69%	$17,549
Federal funds sold	86,095	0.34%	73	138,322	0.31%	109
Investment securities	358,411	2.03%	1,792	345,034	2.05%	1,779
Other	325	0.00%	-	326	0.00%	-
Total interest earning assets	1,774,727	4.90%	21,461	1,707,923	4.52%	19,437

Noninterest-earning assets:
Cash and due from banks	27,394			29,469
All other assets (3)	38,989			37,891
TOTAL	$1,841,110			$1,775,283

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$16,110	0.03%	$1	$12,059	0.03%	$1
Money market and savings	456,899	0.18%	208	447,015	0.19%	214
Time	35,279	0.57%	50	32,173	0.59%	48
Other	40,082	2.58%	255	19,266	5.58%	271
Total interest-bearing liabilities	548,370	0.38%	514	510,513	0.41%	534

Noninterest-bearing liabilities:
Demand deposits	1,082,608			1,059,257
Accrued expenses and other liabilities	18,459			20,949
Shareholders' equity	191,673			184,564
TOTAL	$1,841,110			$1,775,283

Net interest income and margin		4.79%	$20,947		4.39%	$18,903

(1)	Loan fee amortization of $2.7 million and $2.2 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $22.4 million and $22.6 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)

(Dollars in Thousands)

	03/31/15	12/31/14	09/30/14	06/30/14	03/31/14

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$22,305	$22,439	$23,116	$22,665	$21,944
Provision for credit losses, quarterly	-	-	1,000	1,500	500
Charge-offs, quarterly	(93)	(232)	(2,200)	(1,271)	(465)
Recoveries, quarterly	353	98	523	222	686
Balance, end of period	$22,565	$22,305	$22,439	$23,116	$22,665

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$13,696	$7,853	$8,352	$12,901	$11,835
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	-	-	-	-
Nonperforming loans	13,696	7,853	8,352	12,901	11,835
Other real estate owned	22	23	23	23	23
Nonperforming assets	$13,718	$7,876	$8,375	$12,924	$11,858

Loans restructured and in compliance with modified terms	4,311	9,237	10,363	5,502	5,535
Nonperforming assets and restructured loans	$18,029	$17,113	$18,738	$18,426	$17,393

Nonperforming Loans by Asset Type:
Commercial	$2,997	$1,267	$2,602	$2,740	$59
SBA	3,370	3,589	3,439	1,962	1,746
Construction	-	-	-	-	-
Land	-	-	-	-	-
Other real estate	2,594	2,800	1,868	6,882	7,159
Factoring and asset-based lending	4,735	197	443	1,317	2,871
Other	-	-	-	-	-
Nonperforming loans	$13,696	$7,853	$8,352	$12,901	$11,835

ASSET QUALITY
Allowance for credit losses / gross loans	1.66%	1.70%	1.84%	1.96%	1.98%
Allowance for credit losses / nonperforming loans	164.76%	284.03%	268.67%	179.18%	191.51%
Nonperforming assets / total assets	0.73%	0.43%	0.48%	0.79%	0.73%
Nonperforming loans / gross loans	1.01%	0.60%	0.68%	1.09%	1.03%
Net quarterly charge-offs / gross loans	-0.02%	0.01%	0.14%	0.09%	-0.02%